American CareSource Announces 2013 First Quarter Results

DALLAS, May 9, 2013 - American CareSource Holdings (NASDAQ: ANCI), a leading national network of ancillary healthcare providers, today reported results for the three months ended March 31.
Net Revenue
Net revenue was $7.6 million for the first quarter of 2013, as compared to $9.4 million in the same period a year ago. For the three months ended March 31, 2013, revenue from ACS' two significant legacy clients, both of which are preferred provider organizations (“PPOs”), declined $1.3 million, or 32 percent, as compared to the same period in 2012, due to factors described previously by the company. The revenue declines were partially offset by an increase from other legacy accounts (those added between 2005 and 2009). Revenue from the accounts increased $246,000, or 14 percent, in the first quarter of 2013 as compared to the same quarter last year. The increase in revenue was the result of a shift in the mix of ancillary service categories billed.
Revenue from non-legacy accounts (those added between 2010 and 2013) declined $785,000, or 21 percent, to $3.0 million in the first quarter of 2013. While the accounts are primarily third-party administrators (“TPAs”), revenue from the only PPO in the group suffered a 44 percent decline in the current quarter compared to last year. The client utilized an alternative laboratory services program resulting in reduced claims volume to us. Revenue from the non-legacy accounts also was negatively impacted by a shift in the mix of ancillary service categories billed, which affected revenue and estimates of future collections. We executed contracts with two new TPAs during the first quarter of 2013. While the timing and financial impact of the contracts are being assessed, they are expected to contribute revenue later in 2013.
Sequentially, first quarter 2013 net revenues decreased 16 percent to $7.6 million from $9.1 million in the fourth quarter of 2012. The decrease was due to the aforementioned factors in addition to the impact of seasonality factors.

Claims Volumes
ACS billed 31,000 claims during the first quarter of 2013, a decrease from the 44,000 claims billed during the same period in 2012. The lower claims volume was primarily the result of the decline in claims volume from the company's two significant legacy clients. Sequentially, claims volume in the first quarter of 2013 declined 16 percent, as compared with the fourth quarter of 2012, due to the same factors in addition to the impact of seasonality.
Following are claims volumes for the periods presented:

(Claim amounts in 000's)	Q1 2013	Q4 2012	Q1 2012
Claims:
Processed	39	47	55
Billed	31	37	44
Contribution Margin
Contribution margin for the first quarter of 2013 decreased to 10 percent, as compared with 14 percent reported during the first quarter of 2012. The decrease was the result of the increase in provider payments as a percentage of revenue, from 72.3 percent in the first quarter of 2012 to 76.5 percent in the first quarter of this year. The decline in margin on provider payments is the result of the combination of the mix of clients that utilized our network of ancillary service providers and the mix of ancillary service categories utilized. The mix of clients and service categories shifted from those that historically contribute higher margins compared to the first quarter of 2012.
Following is a comparison of statement of operations components as a percentage of net revenue:

	Q1 2013	Q4 2012	Q1 2012
Provider payments	76.5%	73.3%	72.3%
Administrative fees	4.3%	4.2%	4.9%
Claims administration and provider development	9.0%	7.8%	9.1%
Total cost of revenues	89.8%	85.3%	86.3%

Selling, General and Administrative Expenses (SG&A)
SG&A for the first quarter of 2013 increased 5 percent to $1.7 million from $1.6 million in the same period last year. The increase was related to consulting and legal fees associated with the review of strategic initiatives and various client and strategic contractual matters. The increase was offset by a decline in SG&A personnel costs of $48,000, or 6 percent, in the first quarter of 2013 as compared to the same prior year period. In addition, SG&A costs included $43,000 of restructuring costs in the first quarter of 2012.
SG&A was 22.4 percent of revenues in the first quarter of 2013, as compared with 17.3 percent in the same period of 2012.

Adjusted EBITDA
Adjusted EBITDA for the first quarter of 2013 was a loss of $864,000, compared to a loss of $99,000 reported in the prior-year period.
Adjusted EBITDA is defined as net loss excluding the impact of income taxes, depreciation and amortization, non-cash stock-based compensation expense, amortization of long-term client agreements, restructuring charges and other non-cash charges. Adjusted EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under generally accepted accounting principles (GAAP).
A reconciliation of adjusted EBITDA to net loss is provided in the tables accompanying this release.
Financial Liquidity
Total cash and cash equivalents at March 31, 2013, were $8.9 million, as compared to $10.7 million reported at Dec. 31, 2012. The decline in cash at March 31, 2013 as compared to Dec. 31, 2012 was the result of the operating loss incurred during the first quarter of 2013. In addition, as anticipated, our cash balance also was impacted by working capital changes, primarily the timing of cash receipts and associated payments to ancillary service providers. Payments of $1.2 million were made to providers early in the first quarter of 2013 related to cash receipts received in late-December 2012.
The company remained debt-free as of March 31, 2013.
About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,900 ancillary service providers at more than 34,000 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary healthcare services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company's ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the company's plans, objectives and expectations for future operations, projections of the company's future operating results or financial condition, and expectations regarding the healthcare industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the company's dependence upon its two largest clients and recent declines in their business, the company's inability to attract or maintain providers or clients or achieve its financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the company's ability to integrate with its clients, consolidation in the industry that affect the company's key clients, changes in the business decisions by significant clients, term expirations of contracts with significant clients, possible termination of relationship with significant clients, increased competition, decisions by service providers in the company's network to terminate their agreements with ACS, the company's inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company's periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.
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Investor Relations Contact:
Matthew D. Thompson, CFO
mthompson@anci-care.com
phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three months ended
	March 31,
	2013	2012

Net revenues	$7,605	$9,401

Cost of revenues:
Provider payments	5,816	6,795
Administrative fees	330	464
Claims administration and provider development	688	852
Total cost of revenues	6,834	8,111

Contribution margin	771	1,290

Selling, general and administrative expenses	1,704	1,622
Depreciation and amortization	211	219
Total operating expenses	1,915	1,841

Loss before income taxes	(1,144)	(551)
Income tax provision	7	7
Net loss	$(1,151)	$(558)

Loss per basic and diluted common share	$(0.20)	$(0.10)

Basic and diluted weighted average common shares outstanding	5,711	5,696

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended
	March 31,
	2013	2012

Net loss	$(1,151)	$(558)
Income tax provision	7	7
Depreciation and amortization	211	219
Other	(8)	(3)
EBITDA	(941)	(335)
Non-cash stock-based compensation expense	77	131
Amortization of long-term client agreement	—	62
Restructuring costs (included in selling, general and administrative expenses)	—	43
EBITDA, as adjusted	$(864)	$(99)

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31, 2013
	(unaudited)	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$8,850	$10,705
Accounts receivable, net	2,804	2,432
Prepaid expenses and other current assets	300	296
Total current assets	11,954	13,433

Property and equipment, net	1,577	1,593

Other assets:
Other non-current assets	237	238
Intangible assets, net	736	768
TOTAL ASSETS	$14,504	$16,032

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Due to service providers	$2,673	$3,100
Accounts payable and accrued liabilities	1,316	1,343
Total current liabilities	3,989	4,443

EQUITY
Common stock	57	57
Additional paid-in capital	22,922	22,845
Accumulated deficit	(12,464)	(11,313)
	10,515	11,589
TOTAL LIABILITIES AND EQUITY	$14,504	$16,032

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(amounts in thousands)

	Year ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(1,151)	$(558)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Non-cash stock-based compensation expense	77	131
Depreciation and amortization	211	219
Amortization of long-term client agreement	—	62
Deferred income taxes	1	1
Changes in operating assets and liabilities:
Accounts receivable	(372)	725
Prepaid expenses and other assets	(4)	52
Accounts payable and accrued liabilities	(27)	226
Due to service providers	(427)	(519)
Net cash provided by (used in) operating activities	(1,692)	339

Cash flows from investing activities:
Investments in software development costs	(154)	(77)
Additions to property and equipment	(9)	(86)
Net cash used in investing activities	(163)	(163)

Cash flows from financing activities:
Payment of income tax withholdings on net exercise of equity incentives	—	(8)
Net cash used in financing activities	—	(8)

Net increase (decrease) in cash and cash equivalents	(1,855)	168
Cash and cash equivalents at beginning of period	10,705	11,315

Cash and cash equivalents at end of period	$8,850	$11,483

Supplemental cash flow information:
Cash paid for taxes	$13	$—

Supplemental non-cash operating and financing activity:
Accrued bonus paid with equity incentives	$—	$23